Exhibit 11

             UAL Corporation and Subsidiary Companies
        Calculation of Fully Diluted Net Earnings Per Share
                  (In Millions, Except Per Share)

                                          Three Months Ended
                                               March 31
                                            1997     1996(1)
                                            ----     ------
Earnings:

  Earnings before preferred stock
    transactions and extraordinary item    $ 105     $   6
  Preferred stock dividends                  (20)      (16)
                                            ----      ----
  Earnings (loss) before preferred
    stock transactions and
    extraordinary item for fully
    diluted calculation                       85       (10)
  Preferred stock transactions                 -        (6)
  Extraordinary loss on early
    extinguishment of debt                     -       (29)
                                            ----      ----
  Net earnings (loss) for fully
    diluted calculation                    $  85     $ (45)
                                            ====      ====

Shares:
  Average number of shares of common
    stock outstanding during the period     58.8      50.4
  Average number of shares of ESOP
    preferred stock outstanding
    during the period                       31.6      19.2
  Additional shares assumed issued at
    the beginning of the period (or at
    the date of issuance) for exercises
    of dilutive stock options and stock
    award plans (after deducting shares
    assumed purchased under the
    treasury stock method)                   2.7       2.8
                                            ----      ----
  Average number of shares for fully
    diluted calculation                     93.1      72.4
                                            ====      ====
Fully diluted per share amounts:
  Earnings (loss) before extraordinary
    item                                  $ 0.92    $(0.22)
  Extraordinary loss on early
    extinguishment of debt                    -      (0.41)
                                           -----     -----
  Net earnings (loss)                     $ 0.92    $(0.63)
                                           =====     =====

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(1) This calculation is submitted in accordance with Regulation
    S-K item 601(b)(11), although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.